UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ___)

SIGYN THERAPEUTICS INC. f/k/a REIGN RESOURCES CORPORATION

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.0001

(Title of Class of Securities)

82674U106

(CUSIP Number)

October 19, 2020

(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☒ Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s)

Page 1 of 4 Pages

CUSIP No. 82674U106	13G	Page 2 of 4 Pages

1.	Names of Reporting Persons.

Osher Capital Partners LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION New York

5.	SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON – 3,415,209 Shares (1)
6.	SHARED VOTING POWER – None
7.	SOLE DISPOSITIVE POWER – 3,415,209 Shares (1)
8.	SHARED DISPOSITIVE POWER – None

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 3,415,209 Shares (1)
10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☒

The aggregate amount in Row 9 represents the maximum amount that Osher Capital Partners LLC can beneficially control under a contractually stipulated 9.99% ownership restriction. The full conversion and/or exercise of Osher Capital Partners LLC’s securities would exceed this restriction.

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.99%
12.	TYPE OF REPORTING PERSON CO

 (1) Based on 34,186,278 shares outstanding as reported on the Schedule 14C filed with the Securities and Exchange Commission on September 21, 2020.

CUSIP No. 82674U106	13G	Page 3 of 4 Pages

ITEM 1 (a) NAME OF ISSUER: Sigyn Therapeutics, Inc. f/k/a Reign Resources Corporation, a Delaware corporation

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

8880 Rio San Diego Drive, Suite 800, San Diego, CA 92108

ITEM 2 (a) NAME OF PERSON FILING: Osher Capital Partners LLC

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

23 Tammy Lane, Spring Valley, New York 10977

ITEM 2 (c) CITIZENSHIP: New York

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.0001

ITEM 2 (e) CUSIP NUMBER: 82674U106

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B): Not applicable

ITEM 4 OWNERSHIP

(a) AMOUNT BENEFICIALLY OWNED: 3,415,209 Shares (1)

(b) PERCENT OF CLASS: 9.99%

(c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

(i) SOLE POWER TO VOTE OR DIRECT THE VOTE

3,415,209 Shares (1)

(ii) SHARED POWER TO VOTE OR DIRECT THE VOTE

0 Shares

(iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

3,415,209 Shares (1)

(iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

0 Shares

CUSIP No. 82674U106	13G	Page 4 of 4 Pages

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

Not applicable

ITEM 9 NOTICE OF DISSOLUTION OF GROUP

Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 29, 2020
(Date)

/s/ Ari Kluger
(Signature)

Ari Kluger, President
(Name/Title)